Exhibit 99.1

F O R I M M E D I A T E R E L E A S E	Media Contact:	Bob Hetherington
901.682.1360 bhether@earthlink.net

	Financial Contact:	Randall H. Brown
901.259.2500 rbrown@edrtrust.com
Education Realty Trust Releases Fourth-Quarter and Year-End Results
Memphis, Tennessee, February 27, 2007 – Education Realty Trust, Inc. (NYSE: EDR) today announced financial results for the quarter and the year ended December 31, 2006.
Highlights
•	Total revenue increased 16.1 percent to $32.4 million in the fourth quarter of 2006 from $27.9 million in the fourth quarter of 2005. Total revenue for the full year increased 32.9 percent to $119.3 million for 2006 from $89.8 million for 2005;

•	Funds from operations (FFO) grew 3.6 percent to $0.29 per share/unit in the fourth quarter of 2006 from $0.28 in the fourth quarter of 2005. FFO for the full year increased 72.9 percent to $0.83 per share/unit in 2006 from $0.48 per share in 2005;

•	On a same-community basis quarter over quarter, revenue grew $0.4 million or 1.9% to $23.5 million, net operating income grew $0.7 million or 5.7 percent to $13.3 million, both physical and economic occupancies grew 150 basis points to 96.5 percent and 97.7 percent respectively, and operating margins grew to 56.5 percent in the fourth quarter of 2006 up from 54.5 percent in the fourth quarter of 2005;

•	As of February 26, approximately 36.4 percent of the beds at EDR owned/managed/asset managed same communities are pre-leased for the 2007-2008 academic year, compared to 38.1 percent at this same time last year;

•	During the quarter, EDR completed joint-venture purchases of communities near the University of California, Santa Barbara and the University of Oklahoma and received approval to begin work on another phase at the University of Alabama at Tuscaloosa , which includes 930-beds and a 1,000-car parking structure;

•	EDR paid a regular quarterly cash dividend of $0.205 per share on February 6, 2007;

•	EDR affirms its previous full year 2007 FFO guidance of $0.88 to $0.92 per weighted average share/unit.

Fourth Quarter Operating Results
Total revenue increased $4.5 million to $32.4 million for the quarter ended December 31, 2006 a 16.1 percent increase from the comparable quarter in 2005. Growth was obtained across each business segment, including a $1.0 million or 4.2 percent increase in student housing leasing revenue, the addition of $3.4 million in other leasing revenue, a $0.7 million or 89.6 percent increase in third-party development services, and a 4.9 percent increase in third-party management services. These increases were partially offset by a $0.7 million decrease in operating expense reimbursement revenue, which represents the direct pass through of reimbursable expenses.
Operating expenses increased at a rate of 17.4 percent to $25.1 million for the fourth quarter of 2006 from $21.4 million in the fourth quarter of 2005, resulting in an operating income of $7.3 million for the quarter an increase of 11.7 percent over the fourth quarter of 2005. The largest component of the increase in operating expenses was a $3.1 million increase in depreciation and amortization due to 2006 acquisitions. In addition General and administrative costs increased $1.3 million, which primarily consisted of a $1.0 million increase in salaries and staffing costs and $0.2 million related to first year Sarbanes-Oxley implementation efforts. Our Student housing leasing business was successful in maintaining operating expenses at $10.5 million for the fourth quarter 2006, the same as the comparable period in 2005.
Total non-operating expenses increased to $7.9 million in the fourth quarter of 2006 from $4.2 million in the fourth quarter of 2005. Interest expense, the main component of non-operating expenses, increased $3.1 million or 66.8 percent as a result of 2006 acquisitions, including the 13 property portfolio purchased from Place Properties in January 2006. The increase in interest expense contributed to a net loss of $0.8 million or $0.03 per share for the quarter ended December 31, 2006 versus net income of $2.0 million or $0.08 per share for the quarter ended December 31, 2005.
Funds from operations (FFO) grew 2.8 percent to $8.0 million in the fourth quarter of 2006 from $7.8 million in the fourth quarter of 2005 and FFO per weighted average share/unit grew 3.6 percent to $0.29 in the fourth quarter of 2006 from $0.28 in the fourth quarter of 2005. A reconciliation of FFO to net income and net loss is included in the financial tables accompanying this media release.
“Our quarterly revenue growth was strong. Property operating expense growth was flat. And we see the tangible results in rising operating income and stronger margins for the quarter on a same-community basis across our portfolio,” said Paul O. Bower, chairman, chief executive officer and president of Education Realty Trust, Inc.
Year End Operating Results
Total revenues grew $29.5 million or 32.9 percent to $119.3 million for the year ended December 31, 2006. Almost half of the revenue growth year over year came from the addition of $14.0 million in other leasing revenue, related to the January 2006 purchase of the 13 property portfolio from Place Properties. Revenue in all business segments grew year over year, including an $11.6 million increase in student housing leasing revenue of which $11.2 million related to acquisition growth and $0.4 million related to same community growth year over year. Third-party development services grew $2.0 million to $3.8 million as a result of an increase in the number and size of development projects being managed during the respective periods. Third-party management services grew $0.8 million to $2.8 million mainly as a result of development properties opening and moving under the responsibility of the management company in the summers of 2005 and 2006.
Operating expenses rose $12.6 million or 14.0 percent to $102.0 million in 2006. Driven by acquisition growth, Depreciation and amortization accounted for $6.9 million of the increase. Student housing leasing expenses increased $4.9 million to $42.7 million, with almost all of the increase coming from acquisitions while same communities’ operating expenses year over year remained relatively flat. General and administrative expenses declined by $0.2 million to $12.3 million, representing the impact of a $4.0 million decline in non-cash compensation related to our 2005 IPO, offset primarily by increases in salary and staffing costs of $2.5 and first year Sarbanes Oxley implementation costs of $0.8. As a result, operating income grew to $17.3 million in 2006 from $0.3 million in 2005.
Total non-operating expenses, driven primarily by acquisition related interest expense growth, rose 73.3 percent to $29.9 million for the year ended December 31, 2006 from $17.3 million in the comparable period in 2005.
The strong revenue growth more than offset higher operating and non-operating costs and contributed to a smaller net loss of $12.2 million or $0.46 per share for the year ended December 31, 2006 compared to a net loss of $15.5 million or $0.67 per share for the year ended December 31, 2005. FFO per weighted average share/unit grew 72.9 percent to $0.83 per share for the year ended December 31, 2006 from $0.48 per share for the year ended December 31, 2005. Funds from operations-adjusted (FFOA) was $0.83 per share for 2006 compared with $0.74 for 2005. FFOA adjusts FFO for one-time noncash charges, which in 2005 included costs related to our formation transactions.
“Our performance this past year provides a solid platform on which to build through the remainder of 2007 and beyond,” said Bower. “We intend to grow in each of our business lines: community ownership and management, development and management for third-parties.”
Occupancy and Leasing
Same-community physical occupancy increased 150 basis points to 96.5 percent for the quarter ended December 31, 2006 from 95 percent for the quarter ended December 31, 2005. Same community economic occupancy also increased 150 basis points to 97.7 percent for the fourth quarter of 2006 from 96.2 percent for the fourth quarter of 2005.
As of February 26, 2007, the company reported pre-leasing activity at EDR owned/managed/asset managed same communities for the fall with 36.4 percent of the beds pre-leased for fall, compared to 38.1 percent at the same time last year.
Development Activity

During the quarter, Allen & O’Hara Development Company, LLC, the development company subsidiary of EDR, received an award letter from the University of Alabama to begin development of a new 930-bed residential community and 950-space parking structure on the Tuscaloosa campus.
The project, estimated to cost $62 million, is scheduled for completion by August 2008. Allen & O’Hara Development Company will serve as the developer and construction manager of the venture, which will include five-story brick and stucco buildings, urban plazas at ground level, and a three-level parking garage below.
The community, known as South Ridgecrest Residential Community, is the second new student housing facility developed by the EDR development company subsidiary on the north edge of the Tuscaloosa campus. Construction is underway on the $31.7 million, 631-bed North Ridgecrest Residential Community, which is scheduled to open in August 2007.
Presently, Allen & O’Hara Development Company has ten projects with 8,378 beds under construction or in development in four states.
Acquisition Activity
During the quarter, EDR completed the joint-venture purchase of Fontainebleu, a 437-bed off-campus community near the University of California, Santa Barbara (UCSB), with JPMorgan Asset Management, a global leader in asset management, for $42.5 million. EDR owns a 10 percent interest in the joint venture. EDR also provides fee-based management services to Fontainebleu through its community management subsidiary, Allen & O’Hara Education Services, Inc.
During the quarter, EDR also completed the joint-venture purchase of The Reserve on Stinson, a 612-bed off-campus community near the University of Oklahoma, with Walton Street Capital, L.L.C., a private real estate investment firm based in Chicago, for $31 million. Through Allen & O’Hara Education Services, Inc., EDR has managed the community since its first phase opened in 2004 and continues to manage the community for the joint-venture.
Subsequent Events
After the quarter ended, EDR announced it has reached two new, multi-year management agreements with owners of one collegiate community serving students at North Carolina State University in Raleigh, N.C. and owners of five collegiate communities serving students at Michigan State University in East Lansing, Michigan and at Central Michigan University in Mt. Pleasant, Michigan. The communities are managed by Allen & O’Hara Education Services, Inc.
Together, the six communities have 3,956 beds and extend the EDR portfolio of owned and managed communities to 66 with 40,742 beds in 21 states.
Also after the quarter ended, EDR announced that Allen & O’Hara Development Company, LLC has been selected to develop new on-campus residential communities at West Chester University of

Pennsylvania, just west of Philadelphia. The initial phase includes construction of approximately 1,050 beds, primarily in the form of two-person shared suites and two-person private suites, estimated at approximately $64 million. The new seven-story, on-campus communities are scheduled to open beginning in August 2009. The total multi-year project is expected to exceed $250 million in total cost.
Supplemental Information
The company has scheduled a conference call for interested parties at 11 a.m. (Eastern Time) on Wednesday, February 28, featuring Chairman, CEO and President Paul Bower, Executive Vice President and Chief Financial Officer Randy Brown, Executive Vice President Craig Cardwell and Senior Vice President and Chief Investment Officer Tom Trubiana, who will discuss the company’s performance.
The conference call will be accessible by telephone, the Internet and for MP3 player download. To access the call, participants from within the U.S. may dial 866.356.3377 and participants from outside the U.S. may dial 617.597.5392. The pass code for this call is 81045877. Participants who prefer may access the call via the Internet at www.educationrealty.com.
A taped rebroadcast of the earnings call will be available shortly after its completion on March 1 through March 8, 2007. To access the rebroadcast, the domestic number is 888.286.8010, the international number is 617.801.6888 and the pass code is 96205290. A replay of the call and a version for MP3 player download will also be available through www.educationrealty.com.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE: EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the U. S. Led by a team with more than 170 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 40,742 beds at 66 communities in 21 states. For more information please visit the company’s Web site at www.educationrealty.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements about the company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
-#-

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Student housing properties, net	$804,759	$620,305
Corporate office furniture, net	752	991
Cash and cash equivalents	6,427	61,662
Restricted cash	9,154	6,738
Student contracts receivable, net	227	470
Receivable from affiliates	369	—
Management fee receivable from third parties	669	552
Goodwill and other intangibles, net	3,649	3,546
Other assets	9,452	9,785

Total assets	$835,458	$704,049

Liabilities and stockholders’ equity
Liabilities:
Mortgage loans, net of premium/discount	$423,933	$328,335
Long term debt	47,000	—
Line of credit and other short term debt	22,400	—
Accounts payable and accrued expenses	10,764	9,370
Accounts payable affiliates	—	225
Deferred revenue	9,073	7,660

Total liabilities	523,170	345,590

Minority interests	19,289	27,926

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 26,810,552, and 26,263,889 shares issued and outstanding December 31, 2006 and 2005, respectively	268	263
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issues and outstanding	—	—
Additional paid-in capital	330,374	351,664
Loan to shareholder	—	(5,996)
Warrants	375	375
Accumulated deficit	(28,018)	(15,773)

	302,999	330,533

Total liabilities and stockholders’ equity	$835,458	$704,049

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended December 31, 2006	Three months ended December 31, 2005
Revenues:
Student housing leasing revenue	$24,017	$23,045
Student housing food service revenue	964	888
Other leasing revenue	3,435	—
Third-party development services	1,490	786
Third-party management services	745	710
Operating expense reimbursements	1,747	2,485

Total revenues	32,398	27,914

Operating Expenses:
Student housing leasing operations	10,510	10,488
Student housing food service operations	891	826
General and administrative	3,294	2,044
Depreciation and amortization	8,638	5,521
Reimbursable operating expenses	1,747	2,485

Total operating expenses	25,080	21,364

Operating income	7,318	6,550

Nonoperating income and expenses:
Interest expense	7,671	4,599
Amortization of deferred financing costs	280	238
Interest income	(95)	(673)

Total nonoperating expenses	7,856	4,164

Income (loss) before equity in earnings of unconsolidated entities, income taxes, and minority interest	(538)	2,386

Equity in earnings of unconsolidated entities	167	293

Income (loss) before income taxes and minority interest	(371)	2,679
Income tax expense	196	327

Net income (loss) before minority interest	(567)	2,352

Minority interest	195	344

Net income (loss)	$(762)	$2,008

Earnings per share information:
Income (loss) per share — basic and diluted	$(0.03)	$0.08

Weighted-average common shares outstanding — Basic and diluted	26,540,588	26,259,639

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES AND
EDUCATION REALTY TRUST PREDECESSOR CONDENSED
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

				Education Realty
	Education Realty	Education Realty	Education Realty	Trust
	Trust, Inc.	Trust, Inc.	Trust Predecessor	Consolidated &
	Consolidated	Consolidated	Combined	Combined
	Year ended	Year ended	January 1 to	Year ended
	December 31, 2006	December 31, 2005	January 30, 2005	December 31, 2005
	(Unaudited)
Revenues:
Student housing leasing revenue	$87,438	$74,374	$1,503	$75,877
Student housing food service revenue	3,634	3,222	269	3,491
Other leasing revenue	14,012	—	—	—
Third-party development services	3,773	1,759	—	1,759
Third-party management services	2,796	1,865	103	1,968
Operating expense reimbursements	7,638	6,023	671	6,694

Total revenues	119,291	87,243	2,546	89,789

Operating expenses:
Student housing leasing operations	42,669	37,270	524	37,794
Student housing food service operations	3,318	3,020	255	3,275
General and administrative	12,331	12,182	367	12,549
Depreciation and amortization	36,083	28,908	260	29,168
Reimbursable operating expenses	7,638	6,023	671	6,694

Total operating expenses	102,039	87,403	2,077	89,480

Operating income (loss)	17,252	(160)	469	309

Nonoperating income and expenses:
Interest expense	29,353	16,186	479	16,665
Exit fees on early repayment of mortgages	—	1,084	—	1,084
Amortization of deferred financing costs	1,114	820	—	820
Interest income	(534)	(1,303)	—	(1,303)

Total nonoperating expenses	29,933	16,787	479	17,266

Loss before equity in earnings of unconsolidated entities, income taxes, and minority interest	(12,681)	(16,947)	(10)	(16,957)

Equity in earnings of unconsolidated entities	740	853	27	880

Income (loss) before income taxes and minority interest	(11,941)	(16,094)	17	(16,077)
Income tax expense	659	497	—	497

Net income (loss) before minority interest	(12,600)	(16,591)	17	(16,574)

Minority interest	(355)	(1,040)	—	(1,040)

Net income (loss)	$(12,245)	$(15,551)	$17	$(15,534)

Earnings per share information:
Loss per share — basic and diluted	$(0.46)	$(0.67)

Weighted-average common shares outstanding — Basic and diluted	26,387,547	23,063,110

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND FFOA
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended December 31,		Year ended December 31,
	EDR	EDR	EDR	EDR
	Consolidated	Consolidated	Consolidated	Consolidated
	2006	2005	2006	2005
Net income (loss)	$(762)	$2,008	$(12,245)	$(15,551)
Real estate related depreciation and amortization	8,549	5,458	35,728	28,636
Equity portion of real estate depreciation and amortization on equity investees	49	—	54	—
Minority interest expense	195	344	(355)	(1,040)

Funds from operations (“FFO”)	8,031	7,810	23,182	12,045

Elimination of one-time IPO related transactions:
Compensation charge for profit interest units	—	—	—	4,039
Write-off of fees associated with repayment of mortgage debt	—	—	—	1,084
Loss of deferred revenue due to purchase accounting (1)	—	—	—	1,233

Impact of IPO related transactions	—	—	—	6,356

Funds from operations – adjusted (“FFOA”)	$8,031	$7,810	$23,182	$18,401

FFO per weighted average share/unit (2)	$0.29	$0.28	$0.83	$0.48

FFOA per weighted average share/unit (2)	$0.29	$0.28	$0.83	$0.74

Weighted average shares/units (2)	27,987,415	28,150,867	27,967,366	24,941,717

Notes:

(1)-	Represents the balance of deferred straight-lined rents and service fees at the time of the IPO acquisitions that would have been recognized by EDR during the reported period had it already owned the properties. Generally accepted accounting standards do not allow such deferred revenue items to be carried forward in an acquisition, resulting in a one-time, non-recurring loss of revenue.

(2)-	Funds from operations (FFO) and funds from operations – adjusted (FFOA) per weighted average shares/units were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on form 10-K for the year ended December 31, 2005.